EXHIBIT 10.116
August 22, 2007
Mr. David G. Durham
5831 S. Birch Court
Greenwood Village, Colorado 80121
Dear David:
StarTek, Inc. (“Company”) is very pleased to offer you, David G. Durham (“Employee”), employment as Executive Vice President, Treasurer, and Chief Financial Officer. This letter (“Agreement”) states the complete terms and conditions of your employment with Company. If you agree to these terms and conditions, please initial the bottom of each page and sign at the end of this letter in the spaces indicated.
1. Effective date of Employment. Employee’s employment by the Company in the capacity of Executive Vice President, Treasurer, and Chief Financial Officer shall be effective September 10, 2007 (the “Effective Date”).
2. At-Will Employment. It is understood and agreed by Company and Employee that this Agreement does not contain any promise or representation concerning the duration of Employee’s employment with Company. Employee specifically acknowledges that his employment with Company is at-will and may be altered or terminated by either Employee or Company at any time, with or without cause and/or with or without notice. The nature, terms or conditions of Employee’s employment with Company cannot be changed by any oral representation, custom, habit or practice, or any other writing. In addition, that the rate of salary, any bonuses, paid time off, other compensation, or vesting schedules are stated in units of years or months or weeks does not alter the at-will nature of the employment, and does not mean and should not be interpreted to mean that Employee is guaranteed employment to the end of any period of time or for any period of time. In the event of conflict between this disclaimer and any other statement, oral or written, present or future, concerning terms and conditions of employment, the at-will relationship confirmed by this disclaimer shall control. This at-will status cannot be altered except in a writing signed by Employee and approved by the Company’s Board of Directors (the “Board of Directors”).
44 Cook Street, Denver CO 80206

3. Duties. Employee shall render exclusive, full-time services to Company as its Executive Vice President, Treasurer, and Chief Financial Officer. Employee’s principal initial duties include but are not limited to finance, budgeting and planning, treasury, investor relations, real estate and facilities, and risk management. Employee shall perform services under this Agreement primarily at the Denver office of Company, and from time to time at such other locations as is necessary to perform Employee’s duties hereunder. In its sole discretion, Company may change, add to, or eliminate any of Employee’s responsibilities, working conditions and duties. Employee shall devote Employee’s best efforts and full business time, skill and attention to the performance of such duties and responsibilities on behalf of Company.
4. Policies and Procedures. Employee is subject to and shall comply with the policies and procedures of Company, as such policies and procedures may be modified, added to or eliminated from time to time at the sole discretion of Company, except to the extent any such policy or procedure specifically conflicts with the express terms of this Agreement. No written or oral policy or procedure of Company constitutes a contract between Company and Employee.
5. Base Salary. Employee’s initial Base Salary (hereafter defined) shall be $320,000 per annum. For all services rendered and to be rendered hereunder, Company shall pay Employee, and Employee shall accept a salary as may be fixed by the Company from time to time (“Base Salary”) which will be paid periodically in accordance with normal Company payroll practices and shall be subject to Deductions. The term “Deductions” means such employment taxes, deductions and withholdings as Company is required to make pursuant to law, or by further agreement with the Employee. Employee’s Base Salary shall be subject to periodic review and adjustment by Company.
6. Stock Options. To the extent that Company has or may grant Employee options to purchase shares of Company common stock (“Options”), the vesting schedule, including without limitation, any acceleration upon change-in-control, and all other terms, conditions and limitations of such Options will be those set forth in the StarTek, Inc. Stock Option Plan, Option grant notices and Option agreements approved by the Board of Directors and entered into by Employee.
7. Bonus. On or before October 10, 2007, Company shall pay Employee a one-time, lump-sum signing bonus of $64,000, provided Employee remains employed by Company on that date, which bonus payment shall be subject to Deductions. Also, Employee may be eligible to participate in Company’s annual Incentive Bonus Plan with a bonus potential of 60% of Base Salary at 100% target attainment pursuant to the terms, conditions and limitations set forth therein. For CY2007 only:
(a) One hundred percent (100%) of Employee’s bonus will be based on Company revenue and earnings per share goals.
(b) The bonus will be administered per the 2007 StarTek Incentive Bonus Plan.
(c) The bonus will be prorated based on the number of full months of service Employee renders to Company during 2007, and be subject to a guaranteed minimum of $64,000.

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8. Other Benefits. While employed by Company as provided herein:
(a) Employee Benefits. Employee shall be entitled to all benefits to which other executive officers of Company are entitled, on terms comparable thereto, including, without limitation, participation in pension and profit sharing plans, 401(k) plan, group insurance policies and plans, medical, health, vision, and disability insurance policies and plans, and the like, which may be maintained by Company for the benefit of its executives. Company reserves the right to alter, amend, or eliminate any of such benefits from time to time at Company’s discretion.
(b) Expense Reimbursement. Company shall reimburse Employee for direct and reasonable out-of-pocket expenses incurred by Employee in connection with the performance of Employee’s duties hereunder, according to the policies of Company which Company may, in its sole discretion, change from time to time.
(c) Paid Time Off (PTO). Employee will be entitled to paid time off according to Company’s policy, which Company may change in its discretion. Notwithstanding such policy, the minimum amount of paid time off shall be 160 hours per annum, which will accrue in semi-monthly increments.
(d) Restricted Stock. Upon Employee’s entering the employ of the Company on the Effective Date, the Company and Employee shall enter into the Restricted Stock Agreement that is attached hereto as Exhibit C.
(e) Stock Options. Upon Employee’s entering the employ of the Company on the Effective Date, the Company and Employee shall enter into the Stock Option Agreement that is attached hereto as Exhibit D.
9. Confidential Information, Rights and Duties.
(a) Proprietary Information. Employee agrees to execute and abide by Company’s Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”), attached hereto as Exhibit A.
(b) Exclusive Property. Employee agrees that all Company-related business procured by Employee, and all Company-related business opportunities and plans made known to Employee while employed by Company, are and shall remain the permanent and exclusive property of Company.
(c) Non-Competition and Non-Solicitation. Employee agrees that for a period of twelve months following his last day of employment with Company, he shall continue to comply with the non-competition and non-solicitation obligations set forth in the Proprietary Information Agreement.
10. Termination. Employee and Company each acknowledge that either party has the right to terminate Employee’s employment with Company at any time for any reason whatsoever, with or with out cause or advance notice pursuant to the following:

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(a) Termination by Death or Disability. Subject to applicable state or federal law, in the event that Employee shall die during his employment hereunder or become permanently disabled, as evidenced by notice to Company and Employee’s inability to carry out his job responsibilities for a continuous period of more than six months, Employee’s employment and Company’s obligation to make payments hereunder shall terminate on the date of his death, or the date upon which, in the sole determination of the Board of Directors, Employee has become permanently disabled, except that Company shall pay Employee any salary earned but unpaid prior to termination, any benefits accrued prior to termination, all accrued but unused vacation, and any business expenses that were incurred but not reimbursed as of the date of termination (the “Accrued Compensation”). Vesting of all options shall cease on the date of such termination.
(b) Voluntary Resignation by Employee. In the event that Employee voluntarily terminates his employment with Company for other than Good Reason (as defined below), Company’s obligation to make payments hereunder shall cease upon such termination, except Company shall pay Employee all Accrued Compensation. Vesting of all options shall cease on the date of such termination.
(c) Termination for Cause. In the event that Employee is terminated by Company for Cause (as defined below), Company’s obligation to make payments hereunder shall cease upon the date of receipt by Employee of written notice of such termination, except Company shall pay Employee all Accrued Compensation. Vesting of all options shall cease on the termination date.
(d) Termination by the Company without Cause or Resignation by Employee for Good Reason. In the event Employee’s employment is terminated without Cause (as defined herein) or Employee resigns for Good Reason (as defined herein) and provided Employee executes a release in the form attached as Exhibit B (“Release”), and written acknowledgment of Employee’s continuing obligations under the Proprietary Information Agreement, then in addition to payment of the Accrued Compensation, Employee shall be entitled to receive (i) the equivalent of twelve months of Employee’s annual Base Salary as in effect immediately prior to the termination date (“Ending Base Salary”), payable on the same basis and at the same time as previously paid and subject to Deductions, commencing on the first regularly scheduled pay date following the Effective Date of the Release; (ii) a bonus payment of 60% of the Ending Base Salary, subject to Deductions and payable in a lump-sum within thirty (30) days after the termination date; and (iii) provided that Employee is eligible for and timely elects continuation of health insurance pursuant to COBRA, for a period of twelve months Company shall also reimburse Employee for a portion of the cost of Employee’s COBRA premiums that is equal to, and does not exceed, Company’s monthly contribution towards Employee’s health benefit premiums as of the date of termination provided, however, that Company’s obligation to pay Employee’s COBRA premiums will cease immediately in the event Employee becomes eligible for group health insurance during the twelve month period, and Employee hereby agrees to promptly notify Company if Employee becomes eligible to be covered by group health insurance in such event ((i) (ii) and (iii) collectively, the “Severance Benefits”).

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(e) Definition of Cause. For purposes of this Agreement, “Cause” means (i) Employee’s incompetence or failure or refusal to perform satisfactorily any duties reasonably required of the Employee by Company; (ii) Employee’s violation of any law, rule or regulation (other than traffic violations, misdemeanors or similar offenses) or cease-and-desist order, court order, judgment, regulatory directive or agreement; (iii) the commission or omission of or engaging in any act or practice which constitutes a material breach of the Employee’s fiduciary duty to Company, involves personal dishonesty on the part of the Employee or demonstrates a willful or continuing disregard for the best interests of Company; (iv) the Employee’s engaging in dishonorable or disruptive behavior, practices or acts which would be reasonably expected to harm or bring disrepute to Company, its business or any of its customers, employees or vendors; or (v) the Employee’s failure, on or after March 10, 2008, to own at least 5,000 shares of the common stock of the Company, other than shares granted pursuant to the Restricted Stock Agreement.
(f) Definition of Good Reason. Employee may voluntarily terminate Employee’s employment for “Good Reason” by notifying Company in writing, within thirty (30) days after the occurrence of one of the following events taken without Employee’s consent, that Employee intends to terminate Employee’s employment for Good Reason on the thirtieth (30th) day following Company’s receipt of Employee’s notice, if Company has not cured the event that gives rise to Good Reason before the end of such thirty (30) day period: (i) a reduction in Employee’s Base Salary, bonus (if any) or benefits that would materially diminish the aggregate value of Employee’s total compensation and benefits and which for purposes of this Section 10(f) shall constitute a material breach of the Employment Agreement except to the extent that the aggregate value of the compensation and benefits of other executive officers is accordingly reduced; (ii) the assignment to Employee of duties that are substantially and materially inconsistent with the Employee’s position and that are not a reasonable advancement of Employee’s position within Company; or (iii) a material change in geographic location (more than 60 miles) from Employee’s current principal place of performing services on behalf of Company.
11. Code Section 409A Compliance. Severance Benefits pursuant to Section 10(d) above, to the extent of payments made from the termination date through March 15 of the calendar year following such termination, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations; to the extent such payments are made following said March 15, they are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary termination from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision, with any excess amount being regarded as subject to the distribution requirements of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payment to Employee be delayed until 6 months after Employee’s separation from service if Employee is a “specified employee” within the meaning of the aforesaid section of the Code at the time of such separation from service.

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12. Miscellaneous.
(a) Taxes. Employee agrees to be responsible for the payment of any taxes due on any and all compensation, stock option, or benefit provided by Company pursuant to this Agreement. Employee agrees to indemnify Company and hold Company harmless from any and all claims or penalties asserted against Company for any failure to pay taxes due on any compensation, stock option, or benefit provided by Company pursuant to this Agreement. Employee expressly acknowledges that Company has not made, nor herein makes, any representation about the tax consequences of any consideration provided by Company to Employee pursuant to this Agreement.
(b) Modification/Waiver. This Agreement may not be amended, modified, superseded, canceled, renewed or expanded, or any terms or covenants hereof waived, except by a writing executed by each of the parties hereto or, in the case of a waiver, by the party waiving compliance. Failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such Party’s right at a later time to enforce the same. No waiver by a party of a breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of agreement contained in the Agreement.
(c) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of any successor or assignee of the business of Company. This Agreement shall not be assignable by the Employee.
(d) Notices. All notices given hereunder shall be given by certified mail, addressed, or delivered by hand, to the other party at the address as set forth herein for such party, or at any other address hereafter furnished by notice given in like manner. Employee promptly shall notify Company of any change in Employee’s address. Each notice shall be dated the date of its mailing or delivery and shall be deemed given, delivered or completed on such date.
(e) Governing Law; Personal Jurisdiction and Venue. This Agreement and all disputes relating to this Agreement shall be governed in all respects by the laws of the State of Colorado as such laws are applied to agreements between Colorado residents entered into and performed entirely in Colorado. The Parties acknowledge that this Agreement constitutes the minimum contacts to establish personal jurisdiction in Colorado and agree to Colorado court’s exercise of personal jurisdiction.
(f) Entire Agreement. This Agreement together with the Exhibits A, B, C, and D attached hereto, set forth the entire agreement and understanding of the parties hereto with regard to the employment of the Employee by Company and supersede any and all prior agreements, arrangements and understandings, written or oral, pertaining to the subject matter hereof. No representation, promise or inducement relating to the subject matter hereof has been made to a party that is not embodied in these Agreements, and no party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

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We look forward to having you work with us at StarTek, Inc. If you wish to accept this offer under the terms and conditions described above, please sign and date this letter and the attached Proprietary Information Agreement and return them to me at your earliest convenience, but in any event by August 31, 2007. If you have any questions about the terms of this offer, please do not hesitate to call me to discuss our offer at your earliest convenience.
StarTek, Inc.

By:	/s/ A. Laurence Jones A. Laurence Jones
Its:	Chief Executive Officer
I have read this offer, and I understand and accept its terms.

/s/ David G. Durham David G. Durham
Date:   8/22/07

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Exhibit A
MANAGER, EXECUTIVE PERSONNEL OR ASSISTANTS’
PROPRIETARY INFORMATION, INVENTIONS,
NON-COMPETITION, AND NON-SOLICITATION AGREEMENT
This Manager, Executive Personnel or Assistants’ Proprietary Information, Inventions, Non-competition, and Non-solicitation Agreement (“Agreement”) is made in consideration for my employment or continued employment by StarTek, Inc. or its subsidiaries or affiliates (the "Company”), and the compensation now and hereafter paid to me. I hereby agree as follows:
1. Nondisclosure.
1.1 Recognition of Company’s Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.
1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, Proprietary Information includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.
1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.
1.4 No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2. Assignment of Inventions.
2.1 Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.
2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Schedule A (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Schedule A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Schedule A for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.
2.3 Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”
2.4 Nonassignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any invention which was developed entirely on my own time without using the Company’s equipment, supplies, facilities, or trade secrets and neither related to the Company’s actual or anticipated business, research or development, nor resulted from work performed by me for the Company (“Nonassignable Inventions”).
2.5 Obligation to Keep Company Informed. During the period of my employment and for six months after the last day of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe are Nonassignable Inventions and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that have been identified as Nonassignable Inventions.
2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Invention to a third party, including without limitation the United States, as directed by the Company.
2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).
2.8 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.
In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.
3. No Conflicts or Solicitation. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any other employment or business activity directly related to the business in which the Company is now involved or becomes involved, nor will I engage in any other activities which conflict with my obligations to the Company. To protect the Company’s Proprietary Information, and because of the position in the Company that I hold, I agree that during my employment with the Company whether full-time or part-time and for a period of twelve months after my last day of employment with the Company, I will not (a) directly or indirectly solicit or induce any employee of the Company to terminate or negatively alter his or her relationship with the Company or (b) directly or indirectly solicit the business of any client or customer of the Company (other than on behalf of the Company) or (c) directly or indirectly induce any client, customer, supplier, vendor, consultant or independent contractor of the Company to terminate or negatively alter his, her or its relationship with the Company. I agree that the geographic scope of the non-solicitation should include the “Restricted Territory” (as defined below).
4. Covenant Not to Compete. I acknowledge that during my employment I will have access to and knowledge of Proprietary Information. I also acknowledge that during my employment with the Company, I have held and/or will hold a management or executive position or am, or will be, an assistant to a manager or executive. To protect the Company’s Proprietary Information, and because of the position in the Company that I may hold, I agree that during my employment with the Company whether full-time or part-time and for a period of twelve months after my last day of employment with the Company, I will not directly or indirectly personally participate or engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in a “Restricted Business” in a “Restricted Territory” (as defined below). It is agreed that ownership of (i) no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation, or (ii) any stock I presently own shall not constitute a violation of this provision.
4.1 Reasonable. I agree and acknowledge that the time limitation on the restrictions in this paragraph, combined with the geographic scope, is reasonable. I also acknowledge and agree that this paragraph is reasonably necessary for the protection of Company’s Proprietary Information as defined in paragraph 1.2 herein, that through my employment I shall receive adequate consideration for any loss of opportunity associated with the provisions herein, and that these provisions provide a reasonable way of protecting Company’s business value which will be imparted to me.
4.2 As used herein, the terms:
(i) "Restricted Business” shall mean the design, development, marketing, commercialization or sales of any products or services that directly compete in the marketplace with any such product then sold by the Company or then in development by the Company and projected to be sold within one (1) year of my last day of employment with the Company.
(ii) "Restricted Territory” shall mean any state, county, or locality in the United States in which the Company conducts business and any other country, city, state, jurisdiction, or territory in which the Company does business.

5. Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.
6. No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.
7. Return Of Company Materials. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.
8. Legal And Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.
9. Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three days after the date of mailing.
10. Notification Of New Employer. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.
11. General Provisions.
11.1 Governing Law; Consent to Personal Jurisdiction and Exclusive Forum. This Agreement will be governed by and construed according to the laws of the State of Colorado without regard to conflicts of law principles. I hereby expressly understand and consent that my employment is a transaction of business in the State of Colorado and constitutes the minimum contacts necessary to make me subject to the personal jurisdiction of the federal courts located in the State of Colorado, and the state courts located in the County of Boulder County, Colorado, for any lawsuit filed against me by Company arising from or related to this Agreement. I agree and acknowledge that any controversy arising out of or relating to this Agreement or the breach thereof, or any claim or action to enforce this Agreement or portion thereof, or any controversy or claim requiring interpretation of this Agreement must be brought in a forum located within the State of Colorado.
12. Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If any restriction set forth in this Agreement is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
12.1 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

12.2 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.
12.3 No Employment Rights. I agree and understand that my employment is at-will which means I or the company each have the right to terminate my employment at will, with or without advanced notice and with or without cause. I further agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.
12.4 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.
12.5 Entire Agreement. The obligations pursuant to Sections 1 through 4 and Sections 6 and 7 (including all subparts) of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement
This Agreement shall be effective as of the first day of my employment with the Company, namely: September 10, 2007.
I have read this Agreement carefully and understand its terms. I have completely filled out SCHEDULE a to this Agreement.
Dated:

David G. Durham

SCHEDULE A

TO:	StarTek, Inc.

FROM:

DATE:

SUBJECT:	Previous Inventions
1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by StarTek, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.
2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐	Additional sheets attached.

Exhibit B
RELEASE
In exchange for the consideration provided to me by this Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions related to my employment with the Company or the termination of that employment, including, but not limited to: (1) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (2) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (3) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (4) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the Colorado state law (as amended). Notwithstanding the foregoing, nothing contained in this Release is intended to release the Company from any claim arising out of or with regard to: (i) any payment to be made to me by the Company in connection the termination of employment as contemplated by the Employment Agreement, or (ii) any statutory obligation that the Company may have with regard to the continuation of benefits.
ADEA Waiver and Release. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release does not apply to any rights or claims that may arise after the execution date of this Agreement; (b) I have been advised that I have the right to consult with an attorney prior to executing this Agreement; (c) I have been given twenty-one (21) days to consider this Agreement; (d) I have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you, provided that the Company has also executed this Agreement by that date (“Effective Date”). The parties acknowledge and agree that revocation by you of the ADEA Waiver and Release is not effective to revoke your waiver or release of any other claims pursuant to this Agreement.
I agree not to disparage Company or Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that I may respond accurately and fully to any question, inquiry or request for information when required by legal process

By:		Date:

David G. Durham

EXHIBIT C
STARTEK, INC.
RESTRICTED STOCK AGREEMENT
Date of Grant: September 10, 2007
THIS RESTRICTED STOCK AGREEMENT (this “Agreement”), dated as of the date of grant first stated above (the “Date of Grant”), is delivered by StarTek, Inc., a Delaware corporation (the “Company”), to David G. Durham (the “Participant”), who is an employee of the Company.
Recitals
A. Participant entered into an Employment Agreement with the Company pursuant to which Participant is to become employed by the Company on the Date of Grant (the “Employment Agreement”) and in which the Company has agreed to grant to Participant the shares of restricted stock set forth herein (the “Award”), subject to the terms and conditions hereof.
B. The Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) shall have full authority to administer this Award.
Agreement
NOW, THEREFORE, the parties hereby agree as follows:
1. Definitions. Except as expressly indicated herein, defined terms used in this Agreement shall have the meanings set forth in the StarTek, Inc. Stock Option Plan (“Plan”) even though this Award is not granted under the Plan.
2. Grant of Restricted Stock. Subject to the terms and conditions hereinafter set forth, the Company, with the approval and at the direction of the Committee, hereby grants to the Participant, 10,000 restricted shares of Common Stock of the Company (the “Restricted Stock”). The number of shares of Restricted Stock subject to this Award shall be adjusted by the Committee to prevent accretion, or to protect against dilution, in the event of a change in the capital structure of the Company, including, without limitation, any change resulting from a recapitalization, stock split, stock dividend, consolidation, rights offering, spin-off, reorganization, or liquidation and any transaction in which shares of Common Stock are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or another corporation.
3. Vesting and Forfeiture of Restricted Stock.
(a) Vesting of Restricted Stock. The shares of Restricted Stock subject to this Award shall be subject to the restrictions contained in this Agreement and subject to forfeiture to the Company unless and until the shares of Restricted Stock have vested in accordance with the terms and conditions of this Agreement. The shares of Restricted Stock that have not previously vested or been forfeited will vest as follows:

On September 10, 2008:                    3,333 shares of Restricted Stock
On September 10, 2009:                    3,333 shares of Restricted Stock
On September 10, 2010:                    3,334 shares of Restricted Stock
Upon Termination of Employment for any reason, Participant shall forfeit any shares of Restricted Stock that are not vested on the date of Termination of Employment.
(b) Forfeiture. In the event (a) of a Termination of Employment of the Participant, (b) the Participant attempts to sell, assign, transfer or otherwise dispose of, or mortgage, pledge or otherwise encumber any of the shares of Restricted Stock or (c) the shares of Restricted Stock become subject to attachment or any similar involuntary process, then any shares of Restricted Stock that have not previously vested shall be forfeited by the Participant to the Company, the Participant shall thereafter have no right, title or interest whatever in such shares of Restricted Stock, and, if the Company does not have custody of any and all certificates representing shares of Restricted Stock so forfeited, the Participant shall immediately return to the Company any and all certificates representing shares of Restricted Stock so forfeited. Additionally, the Participant will deliver to the Company a stock power duly executed in blank relating to any and all certificates representing shares of Restricted Stock forfeited to the Company in accordance with the previous sentence or, if such stock power has previously been tendered to the Company, the Company will be authorized to deem such previously tendered stock power delivered, and the Company will be authorized to cancel any and all certificates representing shares of Restricted Stock so forfeited and to cause a book entry to be made in the records of the Company’s transfer agent in the name of the Participant (or a new stock certificate to be issued, if requested by the Participant) evidencing any shares that vested prior to forfeiture. If the shares of Restricted Stock are evidenced by a book-entry made in the records of the Company’s transfer agent, then the Company will be authorized to cause such book-entry to be adjusted to reflect the number of shares of Restricted Stock so forfeited.
(c) Lapse of Restrictions; Issuance of Unrestricted Stock. Upon the vesting of any shares of Restricted Stock, such vested shares will no longer be subject to forfeiture as provided in paragraph 3(b) of this Agreement. Upon the vesting of any shares of Restricted Stock, all restrictions on such shares will lapse and the Company will issue to the Participant a certificate or electronically transfer by book-entry the number of shares of Common Stock of the Company that are free of any transfer or other restrictions arising under this Agreement.
4. Rights as a Stockholder. As of the Date of Grant specified at the beginning of this Agreement, the Participant shall have all of the rights of a stockholder of the Company with respect to the shares of Restricted Stock (including voting rights and the right to receive dividends and other distributions), except as otherwise specifically provided in this Agreement.
5. Non-Transferability of Award. The Award and the shares of Restricted Stock shall not be assignable or transferable by the Participant except, in case of the death of the Participant, by will or the laws of descent and distribution. In addition, the Award and shares of Restricted Stock shall not be subject to attachment, execution or other similar process. In the event of (i) any attempt by the Participant to alienate, assign, pledge, hypothecate or otherwise dispose of the Award and Restricted Stock, except as provided for herein, or (ii) the levy of any attachment, execution or similar process upon the rights or interest hereby conferred, the Company may terminate the Award by notice to the Participant and the shares of Restricted Stock subject to the Award shall thereupon be forfeited.

6. Transferability of Restricted Stock. Any book-entry or stock certificates representing the Restricted Stock may, at the Committee’s discretion, contain a notation or bear the following legend (as well as any notations or legends required by applicable state and federal corporate and securities laws) noting the existence of the restrictions contained in this Agreement:
“THE SHARES REPRESENTED BY THIS [BOOK-ENTRY] [CERTIFICATE] MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A RESTRICTED STOCK AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”
The Company shall not be required to bear any expenses of compliance with the Act, other applicable securities laws, or the rules and regulations of any national securities exchange or other regulatory authority in connection with the registration, qualification or transfer, as the case may be, of the Restricted Shares. In addition to the other restrictions on transfer set forth herein, the shares of Restricted Stock may not be transferred unless (i) the Company shall have been furnished with a satisfactory opinion of counsel to the effect that such transfer will be in compliance with the Act and all other applicable securities laws, or (ii) the transfer of the shares of Restricted Stock shall have been duly registered in compliance with the Act and all other applicable securities laws.
7. Employment Not Affected. Neither the granting of the Award shall be construed as granting to the Participant any right with respect to continuance of employment with the Company or any Subsidiary. Except as may otherwise be limited by a written agreement between the Company or any Subsidiary and the Participant, the right of the Company or any Subsidiary to terminate at will the Participant’s employment with it at any time (whether by dismissal, discharge, retirement or otherwise) is specifically reserved by the Company or Subsidiary (whichever the case may be), and acknowledged by the Participant.
8. Amendment of Restricted Stock Award. The Award may be amended by the Board or the Committee at any time (i) if the Board or the Committee determines, in its reasonable discretion, that amendment is necessary or advisable in the light of any addition to or change in the Code or in the regulations issued thereunder, or any federal or state securities law or other law or regulation, which change occurs after the Date of Grant and by its terms applies to the Award; provided that, such amendment shall not materially and adversely affect the rights of the Participant hereunder; or (ii) other than in the circumstances described in clause (i), with the consent of the Participant.
9. Notice. Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of its Secretary at its executive offices at 44 Cook Street, Suite 400, Denver, Colorado 80206, and any notice to the Participant shall be addressed to the Participant at the current address shown on the payroll records of the Company. Any notice shall be deemed to be duly given if and when properly addressed and posted by registered or certified mail, postage prepaid.

10. Tax Consequences and Withholding. The Participant understands that unless a proper and timely Section 83(b) election has been made as further described below, generally under Section 83 of the Code, at the time the shares of Restricted Stock vest, the Participant will be obligated to recognize ordinary income and be taxed in an amount equal to the Fair Market Value as of the date of vesting for the shares of Restricted Stock then vesting. The Participant shall be solely responsible for any tax obligations that may arise as a result of the shares of Restricted Stock, provided that the Company may require the forfeiture of a number of shares of Restricted Stock having a Fair Market Value as of the date of vesting equal to the amount of any required withholding.
The Participant has been informed that, with respect to the grant of the Award, an election may be filed by the Participant with the Internal Revenue Service, within 30 days of the date of grant, electing pursuant to Section 83(b) of the Code to be taxed currently on the Fair Market Value of the Restricted Stock on the date of grant. The Participant acknowledges that it is the Participant’s sole responsibility to timely file the election under Section 83(b) of the Code. If the Participant makes such election, the Participant shall promptly provide the Company a copy and the Company may require at the time of such election an additional payment for withholding tax purposes based on the Fair Market Value of the Restricted Stock as of the date of issuance.
11. Governing Law. The validity, construction, interpretation and effect of this Agreement shall exclusively be governed by and determined in accordance with the laws of the State of Delaware, except to the extent preempted by federal law, which shall to the extent of such preemptive govern.
IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Date of Grant specified above.

STARTEK, INC.		ACCEPTED AND AGREED TO:

By:

	A. Laurence Jones	David G. Durham, Participant
President and Chief Executive Officer
Date:

EXHIBIT D
STARTEK, INC.
OPTION AGREEMENT
Date of Grant: September 10, 2007
THIS OPTION AGREEMENT (this “Agreement”), dated as of the date of grant first stated above (the “Date of Grant”), is delivered by StarTek, Inc., a Delaware corporation (the “Company”) to David G. Durham, the (“Participant”), who is an employee of the Company or one of its Subsidiaries.
I. Recitals
A. The Board of Directors of the Company (the “Board”) has adopted, with subsequent shareholder approval, the StarTek, Inc. Stock Option Plan (the “Plan”).
B. The Plan provides for the granting of nonqualified stock options (“NSO’s) by a committee to be appointed by the Board (the “Committee”) to key employees of the Company or any subsidiary of the Company to purchase, or to exercise certain rights with respect to, shares of the common stock of the Company, par value $0.01 per share (“Common Stock”), in accordance with the terms and provisions thereof; and
C. The Committee considers the Participant to be a person who is eligible for a grant of stock options under the Plan, and has determined that it would be in the best interest of the Company to grant to Participant the stock options set forth herein, subject to the terms and conditions hereof.
II. Agreement
NOW, THEREFORE, the parties hereby agree as follows:
1. Definitions. Except as expressly indicated herein, defined terms used in this Agreement shall have the meanings set forth in the Plan.
2. Grant of Option. Subject to the terms and conditions hereinafter set forth, the Company, with the approval and at the direction of the Committee, hereby grants to the Participant, as of the Date of Grant, an option to purchase up to 165,000 shares of Common Stock at a price of $                     per share, the Fair Market Value of the Common Stock as of the Date of Grant. Such option is hereinafter referred to as the “Option” and the shares of Common Stock purchasable upon exercise of the Option are hereinafter sometimes referred to as the “Option Shares”.
3. Vesting and Termination of the Option
(a). Vesting of Option. Subject to the provisions of the Plan which provide for acceleration of exercisability of the Option in certain circumstances as provided therein and such further limitations as are provided in the Plan and this Agreement, the Option shall vest and be exercisable as to the Option Shares (subject to adjustment as provided in paragraph 10 of the Plan) as follows:

On the first anniversary of the Date of Grant:	25% or the option to purchase approximately 41,250 shares;

Thereafter, monthly vesting for the each of the following 35 months after the first anniversary:	2.0833% per month or options to purchase approximately 3,437 shares;

Thereafter, monthly vesting for the final month:	The balance of options not theretofore vested.
Except as provided below, upon Termination of his Employment for any reason, a Participant shall forfeit any Options that are not vested on the date of Termination of Employment. Notwithstanding the vesting schedule contained herein, upon Termination of Employment of the Participant for Cause, all Options granted to the Participant will be immediately cancelled and forfeited by the Participant upon delivery to him of notice of such Termination of Employment.
(b) Termination of Option. The Option granted under this Agreement will expire as of the earliest of:
(i) the date on which it is forfeited under the provisions of paragraph 3(a) hereof;
(ii) three months after the Participant’s Termination of Employment for any reason other than death; or
(iii) six months after the Participant’s death.
4. Exercise of Options.
(a) Notice and Payment. To exercise an Option in whole or in part, a Participant (or, after his death, his executor or administrator) must give written notice to the Committee, stating the number of shares as to which he intends to exercise the Option together with payment of the Option Price. The Option Price (and any required withholding) may be paid (i) in cash, (ii) in shares of Common Stock having an aggregate Fair Market Value, as determined on the date of delivery, equal to the Option Price, or (iii) by delivery of irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds necessary to pay for all Common Stock acquired through such exercise and any tax withholding obligations resulting from such exercise.
(b) Delivery of Certificate. On the exercise date specified in the Participant’s notice or as soon thereafter as is practicable, the Company shall cause to be delivered to the Participant, a certificate or certificates for the Option Shares then being purchased (out of theretofore unissued Common Stock or reacquired Common Stock, as the Company may elect) upon full payment for such Option Shares. The obligation of the Company to deliver Common Stock shall, however, be subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the Option or the Option Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the Option or the issuance or purchase of Common Stock thereunder, the Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.
(c) Failure to Pay. If the Participant fails to pay for any of the Option Shares specified in such notice and any required withholding tax or fails to accept delivery of the Option Shares, the Participant’s right to purchase such Option Shares may be terminated by the Company. The date specified in the Participant’s notice as the date of exercise shall be deemed the date of exercise of the Option, provided that payment in full for the Option Shares to be purchased upon such exercise and any required tax withholding shall have been received by such date.
5. Non-Transferability to Option. During the Participant’s lifetime, the Option shall be exercisable only by the Participant or any guardian or legal representative of the Participant, and the Option shall not be assignable or transferable by the Participant except, in case of the death of the Participant, by will or the laws of intestate succession. In addition, the Option shall not be subject to attachment, execution or other similar process. In the event of (i) any attempt by the Participant to alienate, assign, pledge, hypothecate or otherwise dispose of the Option, except as provided for herein, or (ii) the levy of any attachment, execution or similar process upon the rights or interest hereby conferred, the Company may terminate the Option by notice to the Participant and it shall thereupon become null and void.
6. Transferability of Option Shares. The Participant hereby agrees that the Option Shares acquired upon exercise of the Option shall be acquired for the Participant’s own account for investment purposes only and not with a view to any distribution or public offering thereof within the meaning of the Act, or other applicable securities laws. If the Board so determines, any stock certificates issued upon exercise of the Option shall bear a legend to the effect that the Option Shares have been so acquired. The Company shall not be required to bear any expenses of compliance with the Act, other applicable securities laws, or the rules and regulations of any national securities exchange or other regulatory authority in connection with the registration, qualification or transfer, as the case may be, of the Option or any Option Shares acquired upon exercise thereof. The foregoing restrictions on the transfer of Option Shares shall not apply if (i) the Company shall have been furnished with a satisfactory opinion of counsel to the effect that such transfer will be in compliance with the Act and all other applicable securities laws, or (ii) the Option Shares shall have been duly registered in compliance with the Act and all other applicable securities laws.
7. Employment Not Affected. Neither the granting of the Option nor its exercise shall be construed as granting to the Participant any right with respect to continuance of employment with the Company or any Subsidiary. Except as may otherwise be limited by a written agreement between the Company or any Subsidiary and the Participant, the right of the Company or any Subsidiary to terminate at will the Participant’s employment with it at any time (whether by dismissal, discharge, retirement or otherwise) is specifically reserved by the Company or Subsidiary (whichever the case may be), and acknowledged by the Participant.

8. Amendment of Option. The Option may be amended by the Board or the Committee at any time (i) if the Board or the Committee determines, in its sole discretion, that amendment is necessary or advisable in the light of any addition to or change in the Code or in the regulations issued thereunder, or any federal or state securities law or other law or regulation, which change occurs after the Date of Grant and by its terms applies to the Option or (ii) other than in the circumstances described in clause (i), with the consent of the Participant.
9. Notice. Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of its Secretary at its executive offices at 44 Cook Street, 4th Floor, Denver, Colorado 80206, and any notice to the Participant shall be addressed to the Participant at the current address shown on the payroll records of the Company. Any notice shall be deemed to be duly given if and when properly addressed and posted by registered or certified mail, postage prepaid.
10. Incorporation of Plan by Reference. The Option is granted pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and the Option shall in all respects be interpreted in accordance with and subject to the terms and provisions of the Plan. The Committee shall interpret and construe the Plan and this Agreement, and its interpretations and determinations shall be conclusive and binding on the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder. If any terms of this Agreement conflict with the terms of the Plan, the terms of the Plan shall control.
11. Governing Law. The validity, construction, interpretation and effect of this Agreement shall exclusively be governed by and determined in accordance with the laws of the State of Delaware, except to the extent preempted by federal law, which shall to the extent of such preemptive govern.
IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Date of Grant specified above.

Attest:		StarTek, Inc., a Delaware corporation

By:		By:

	Susan L. Morse		A. Larry Jones
	Assistant Secretary		President and Chief Executive Officer

ACCEPTED AND AGREED TO:

David G. Durham
Participant

Date: